Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan, as amended, and the 2012 Equity Incentive Plan of Millennial Media, Inc. of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of Millennial Media, Inc. included in its Prospectus filed with the Securities and Exchange Commission on March 28, 2012 pursuant to Rule 424(b) under the Securities Act  of 1933, relating to Millennial Media, Inc.’s Registration Statement  (Form S-1 No. 333- 178909).

/s/ Ernst & Young LLP

Baltimore, Maryland
April 2, 2012